Exhibit 10.9

Power of Attorney

Date: September 29, 2017

We, Lu Jiayan (with Identification Card No.: ******************), Huang Dawei (with Identification Card No.:  ******************), and Liu Caofeng (with Identification Card No.:  ******************), citizens of the People’s Republic of China (“China”), and joint holders of 100% of the entire registered capital in Beijing Rongdiandian Information Technology Co. Ltd. (“Rongdiandian”) (“Our Shareholding”), hereby irrevocably authorize Beijing Rongqiniu Information Technology Co. Ltd. .(the “WFOE”) to exercise the following rights relating to Our Shareholding during the term of this Power of Attorney:

The WFOE is hereby authorized to act on behalf of ourselves as our exclusive agent and attorney with respect to all matters concerning our Shareholding, including without limitation to: 1) propose, convene and attend shareholders’ meetings of Rongdiandian; 2) exercise all the shareholder’s rights and shareholder’s voting rights we are entitled to under the laws of China and Rongdiandian’ Articles of Association, including but not limited to the sale or transfer or pledge or disposition of our Shareholding in part or in whole; 3) designate and appoint on behalf of ourselves the legal representative (chairperson), the director, supervisor, the chief executive officer (or general manager) and other senior management members of Rongdiandian; and 4) obtain the information with respect to the operation, business, clients, finance, employees and other relevant information of Rongdiandian and inspect related records and materials.

Without limiting the generality of the powers granted hereunder, the WFOE shall have the power and authority under this Power of Attorney to execute the Transfer Agreements stipulated in Exclusive Purchase Option Agreement, to which we are required to be a party, on behalf of ourselves, and to effect the terms of the Equity Pledge Agreement and Exclusive Purchase Option Agreement, both dated the date hereof, to which we are parties.

All the actions associated with Our Shareholding conducted by the WFOE shall be deemed as our own actions, and all the documents related to Our Shareholding executed by the WFOE shall be deemed to be executed by me. When acting in respect of any and all of the aforementioned matters, the WFOE may act at its own discretion and does not need to seek our prior consent. We hereby acknowledge and ratify those actions and/or documents by the WFOE.

The WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to us or obtaining our consent.

So long as we are shareholders of Rongdiandian, this Power of Attorney shall be irrevocably and continuously valid and effective from the date of its execution, unless the WFOE issues adverse instructions in writing. Once the WFOE instructs us in writing to terminate this Power of Attorney in whole or in part, we will immediately withdraw the authorization herein granted to the WFOE and execute power(s) of attorney in the same format of this Power of Attorney, granting to other persons nominated by the WFOE the same authorization under this Power of Attorney.

During the term of this Power of Attorney, we hereby waive all the rights associated with Our Shareholding, which have been authorized to the WFOE through this Power of Attorney, and shall not exercise such rights by ourselves.

This Power of Attorney is written in Chinese and English with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

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Name: Lu Jiayan
By:	/s/Lu Jiayan

Name: Huang Dawei
By:	/s/Huang Dawei

Name: Liu Caofeng
By:	/s/Liu Caofeng

Power of Attorney – Signature Page